Exhibit 99

                    Sypris Reports Second Quarter Earnings;
                             Revenue Increases 31%

     LOUISVILLE, Ky.--(BUSINESS WIRE)--Aug. 4, 2005--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported revenue increased 31% to a record $125.6 million for the second quarter compared to $95.9 million for the prior year period. Net income for the second quarter of 2005 was unchanged from the prior period at $2.0 million, or $0.11 per diluted share.
     For the six months ended June 30, 2005, the Company reported revenue increased 35% to a record $249.8 million compared to $185.3 million for the prior year period. Net income was $2.6 million compared to $5.3 million for the same period in 2004, while earnings per share were $0.14 per diluted share compared to $0.31 per diluted share.
     "The results for the second quarter reflected a continued improvement in the Company's operating performance," said Jeffrey T. Gill, president and chief executive officer. "Revenue continued to increase while the costs associated with the investment in manufacturing capacity, launch of new programs and disruption of material deliveries declined during the quarter. The majority of these costs are increasingly behind us and we expect to benefit from an improvement in operating margins going forward."
     "The outlook for continued growth remains positive, with backlog of $253.9 million remaining at near record levels. The prospects for the commercial vehicle market remain positive and we believe that the opportunity for growth in our Electronics Group is improving. Our task remains clear. We must complete the final equipment installations and remaining program launches and translate our success in generating new business into commensurately higher earnings in the future."

     The Industrial Group

     Revenue for our Industrial Group increased 54% to $89.7 million in the second quarter from $58.2 million for the prior year period, and increased 1% sequentially from the first quarter of this year. Gross profit for the quarter increased 36% to $7.5 million from $5.5 million for the same period in 2004 and increased 18% sequentially from the first quarter of this year as a result of improved manufacturing efficiencies, and lower costs incurred for the equipment installations and program launches mentioned earlier.
     "Net orders were $85.3 million for the quarter, while backlog increased 23% to $147.6 million compared to the prior year quarter," said Gill. "Orders and revenue were somewhat below our expectations as a result of inventory rebalancing by certain customers at quarter end. Shipments have recovered to prior levels, though the potential for similar customer-directed actions is certainly possible in the future and has been taken into account in our guidance. We continue to believe that the long-term outlook for this market remains positive and that we are well positioned to benefit from any continued strengthening in this important segment."

     The Electronics Group

     Revenue for our Electronics Group was $35.9 million in the second quarter compared to $37.7 million for the prior year period, but improved 1% sequentially from the first quarter of this year. Gross profit for the quarter was $6.3 million compared to $7.5 million for the same period in 2004, reflecting a decline in shipments for data systems products, but increased 28% sequentially from the first quarter of 2005.
     Revenue for the Aerospace & Defense segment was $24.1 compared to $25.8 million for the prior year period and remained unchanged from the first quarter of 2005. Revenue from the Test & Measurement segment remained consistent with that of the prior year period at $11.8 million, but increased 2% sequentially from the first quarter of this year. Gross profit for the Aerospace & Defense segment was $3.4 million compared to $4.8 million for the prior year period, but increased 41% from the first quarter of 2005. Gross profit for the Test & Measurement segment increased 12% to $3.0 million from $2.7 million for the same period in 2004 and improved 16% sequentially from the first quarter of this year.
     "Net orders for our Electronics Group approximated $32.8 million for the quarter, while backlog remained firm at $106.3 million," said Gill. "The outlook for our data systems business continues to be challenging, while the overall spending for aerospace and defense programs remains solid. With several new programs scheduled for production during the second half of 2005, we expect to benefit from the continued sequential improvement in the operating performance of the Electronics Group."

     Outlook

     Gill added, "Looking forward, we expect revenue for the second half of 2005 to be in the range of $275 to $285 million compared to $240 million for the prior year period, which represents a 17% increase at the midpoint of our guidance. Earnings for the second half of 2005 are forecast to be in the range of $0.36 to $0.46 per diluted share compared to $0.17 per diluted share for the prior year. The earnings outlook and higher-than-anticipated average working capital balances reflect the costs associated with the completion and final launch of the remaining new programs during the second half of 2005."
     "Revenue for 2005 is forecast to be in the range of $525 to $535 million compared to $425 million for 2004, which represents a 25% increase in revenue for 2005 at the midpoint of the range. Earnings for 2005 are forecast to be in the range of $0.50 to $0.60 per diluted share compared to $0.47 per diluted share for 2004. This guidance, which represents a departure from our prior expectations, reflects a more conservative schedule for achieving full production rates on our new programs and the higher level of investment in working capital described earlier."
     Gill continued, "The outlook for the balance of the year remains solid. We have conducted a thorough review of the Company's backlog and customer forecasts and believe that our guidance reflects the proper degree of prudence going forward. We expect the top line to continue to benefit from the impact of new component production, while the Company's earnings outlook remains subject to our ability to complete the launch of these new component programs in a timely and cost-effective manner."
     Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and test and measurement services. For more information about Sypris Solutions, visit its Web site at www.sypris.com.
     This release, and oral statements referring hereto, contain "forward-looking statements," from which actual results may differ materially due to factors such as: cost and availability of raw materials such as steel, components, freight, or utilities; cost and inefficiencies associated with increasing our manufacturing capacity and launching new programs; stability and predictability of customers' forecasts, backlogs or scheduling demands; costs associated with breakdowns or repairs of machinery and equipment; growth beyond our productive capacity, reductions, cyclical downturns or competitive pressures in our markets; cost, efficiency and yield of our operations including overtime costs, expediting costs or scrap rates; our ability to improve results of acquired businesses and associated costs; inventory valuation risks; product mix; changes in government or other customer programs; reliance on major customers or suppliers; revised contract prices or estimates of major contract costs; dependence on management; labor relations; risks of foreign operations; currency exchange rates; costs and supply of debt, equity capital, or insurance; significant increases in working capital; impairments or write-offs of goodwill or fixed assets; pension valuation risks; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; completion of the internal control assessment process; costs of compliance with regulatory or contractual obligations; regulatory actions or sanctions; litigation, including customer, creditor, stockholder, environmental or asbestos-related claims; war, terrorism or political uncertainty; disasters; unknown risks and uncertainties; or risk factors in our SEC filings.


                        SYPRIS SOLUTIONS, INC.
                         FINANCIAL HIGHLIGHTS
               (In thousands, except per share amounts)

                                               Three Months Ended
                                            -----------------------
                                            June 30,       June 30,
                                              2005          2004
                                            --------       --------
                                                          Restated (1)
Revenue                                      $125,602      $ 95,896
Net income                                   $  1,981      $  1,984
Earnings per common share:
  Basic                                      $   0.11      $   0.11
  Diluted                                    $   0.11      $   0.11
Weighted average shares outstanding:
  Basic                                        18,028        17,827
  Diluted                                      18,261        18,552

                                               Six Months Ended
                                            -----------------------
                                            June 30,       June 30,
                                             2005            2004
                                            --------       --------
                                                          Restated (1)
Revenue                                      $249,843      $185,272
Net income                                   $  2,571      $  5,309
Earnings per common share:
  Basic                                      $   0.14      $   0.33
  Diluted                                    $   0.14      $   0.31
Weighted average shares outstanding:
  Basic                                        17,996        16,326
  Diluted                                      18,279        17,072

(1) On January 1, 2005, the Company changed its accounting policy for inventory and cost of sales at one manufacturing facility. Prior year amounts have been restated as required for comparability. The change decreased previously reported earnings for the first six months of 2004 by $74,000, or $0.01 per diluted share.


                        SYPRIS SOLUTIONS, INC.
                    CONSOLIDATED INCOME STATEMENTS
               (in thousands, except for per share data)

                                Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                ------------------- ------------------
                                           2004                 2004
                                  2005   Restated(1) 2005  Restated(1)
                                -------- ---------- ------ -----------
                                    (Unaudited)        (Unaudited)
Net revenue:
  Industrial Group              $ 89,673  $58,222  $178,363  $106,673
     Aerospace & Defense          24,095   25,793    48,091    55,365
     Test & Measurement           11,834   11,881    23,389    23,234
                                --------  -------  --------  --------
  Electronics Group               35,929   37,674    71,480    78,599
                                --------  -------  --------  --------
     Total net revenue           125,602   95,896   249,843   185,272
Cost of sales:
  Industrial Group                82,132   52,686   164,425    94,680
     Aerospace & Defense          20,726   21,002    42,331    45,112
     Test & Measurement            8,856    9,212    17,840    18,126
                                --------  -------  --------  --------
  Electronics Group               29,582   30,214    60,171    63,238
                                --------  -------  --------  --------
     Total cost of sales         111,714   82,900   224,596   157,918
Gross profit
  Industrial Group                 7,541    5,536    13,938    11,993
     Aerospace & Defense           3,369    4,791     5,760    10,253
     Test & Measurement            2,978    2,669     5,549     5,108
                                --------  -------  --------  --------
  Electronics Group                6,347    7,460    11,309    15,361
                                --------  -------  --------  --------
     Total gross profit           13,888   12,996    25,247    27,354
Selling, general and
 administrative                    9,113    8,628    17,666    16,786
Research and development             944      875     1,617     1,399
Amortization of intangible
 assets                              175      140       313       266
                                --------  -------  --------  --------
     Operating income              3,656    3,353     5,651     8,903
Interest expense, net              1,508      227     2,769       515
Other income, net                   (586)     (48)     (767)     (106)
                                --------  -------  --------  --------
     Income before income taxes    2,734    3,174     3,649     8,494
Income tax expense                   753    1,190     1,078     3,185
                                --------  -------  --------  --------
     Net income                 $  1,981  $ 1,984  $  2,571  $  5,309
                                ========  =======  ========  ========
Earnings per common share:
     Basic                      $   0.11  $  0.11  $   0.14  $   0.33
     Diluted                    $   0.11  $  0.11  $   0.14  $   0.31
Dividends declared per common
 share                          $   0.03  $  0.03  $   0.06  $   0.06
Weighted average shares
 outstanding:
     Basic                        18,028   17,827    17,996    16,326
     Diluted                      18,261   18,552    18,279    17,072

(1) On January 1, 2005, the Company changed its accounting policy for inventory and cost of sales at one manufacturing facility. Prior year amounts have been restated as required for comparability. The change decreased previously reported earnings for the first six months of 2004 by $74,000, or $0.01 per diluted share.

                        SYPRIS SOLUTIONS, INC.
                      CONSOLIDATED BALANCE SHEETS
                 (in thousands, except for share data)

                                                          December 31,
                                                June 30,      2004
                                                  2005     Restated(1)
                                               ----------- -----------
                                               (Unaudited)
                   ASSETS
Current assets:
  Cash and cash equivalents                       $ 18,283   $ 14,060
  Accounts receivable, net                         110,813    104,637
  Inventory, net                                   121,908     96,476
  Other current assets                              17,737     21,566
                                                  --------   --------
     Total current assets                          268,741    236,739
Property, plant and equipment, net                 180,790    166,940
Goodwill                                            14,277     14,277
Other assets                                        13,476     13,222
                                                  --------   --------
Total assets                                      $477,284   $431,178
                                                  ========   ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                $ 97,220   $ 61,778
  Accrued liabilities                               20,811     20,378
  Current portion of long-term debt                  7,000      7,000
                                                  --------   --------
     Total current liabilities                     125,031     89,156
Long-term debt                                     117,500    110,000
Other liabilities                                   22,798     23,083
                                                  --------   --------
     Total liabilities                             265,329    222,239
Stockholders' equity:
  Preferred stock, par value $0.01 per share,
   975,150 shares authorized; no shares issued          --         --
  Series A preferred stock, par value $0.01 per
   share, 24,850 shares authorized; no shares
   issued                                               --         --
  Common stock, non-voting, par value $0.01 per
   share, 10,000,000 shares authorized; no shares
   issued                                               --         --
  Common stock, par value $0.01 per share,
   30,000,000 shares authorized; 18,035,358 and
   17,920,500 shares issued and outstanding in
   2005 and 2004, respectively                         180        179
  Additional paid-in capital                       141,931    140,898
  Retained earnings                                 71,716     70,227
  Accumulated other comprehensive loss              (1,872)    (2,365)
                                                  --------   --------
     Total stockholders' equity                    211,955    208,939
                                                  --------   --------
                                                  $477,284   $431,178
                                                  ========   ========

(1) On January 1, 2005, the Company changed its accounting policy for inventory and cost of sales at one manufacturing facility. Prior year amounts have been restated as required for comparability. The change increased previously reported inventory, retained earnings and other liabilities balances at December 31, 2004 by $2,224,000, $1,503,000 and $721,000, respectively.


                        SYPRIS SOLUTIONS, INC.
                   CONSOLIDATED CASH FLOW STATEMENTS
                            (in thousands)

                                                    Six Months Ended
                                                        June 30,
                                                  --------------------
                                                               2004
                                                    2005   Restated(1)
                                                  -------- -----------
                                                      (Unaudited)
Cash flows from operating activities:
  Net income                                       $  2,571  $  5,309
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                  11,900     8,516
      Other noncash charges                           1,507       693
      Changes in operating assets and liabilities,
       net of acquisitions in 2004:
        Accounts receivable                          (6,517)  (26,816)
        Inventory                                   (26,282)  (11,312)
        Other current assets                          3,227     1,786
        Accounts payable                             35,993    20,113
        Accrued liabilities                           1,230     5,017
                                                   --------  --------
        Net cash provided by operating activities    23,629     3,306
Cash flows from investing activities:
  Capital expenditures                              (26,061)  (19,214)
  Purchase of net assets of acquired entities            --   (29,399)
  Changes in nonoperating assets and liabilities       (797)      247
                                                   --------  --------
         Net cash used in investing activities      (26,858)  (48,366)
Cash flows from financing activities:
  Net borrowings (repayments) under revolving
   credit agreements                                  7,500   (37,700)
  Proceeds from long-term debt                           --    27,500
  Cash dividends paid                                (1,078)     (950)
  Proceeds from issuance of common stock              1,030    56,730
                                                   --------  --------
         Net cash provided by financing activities    7,452    45,580
Net increase in cash and cash equivalents             4,223       520
Cash and cash equivalents at beginning of period     14,060    12,019
                                                   --------  --------
Cash and cash equivalents at end of period         $ 18,283  $ 12,539
                                                   ========  ========

(1) On January 1, 2005, the Company changed its accounting policy for inventory and cost of sales at one manufacturing facility. Prior year amounts have been restated as required for comparability. The change decreased previously reported earnings for the first six months of 2004 by $74,000, or $0.01 per diluted share, but has no effect on cash flow from operations.


     CONTACT: Sypris Solutions, Inc., Louisville
              T. Scott Hatton, 502-329-2000